Exhibit 99


            EDO Reports 35 Percent Revenue Increase in Third Quarter;
                     Earnings Per Share Increase 37 Percent

    NEW YORK--(BUSINESS WIRE)--Oct. 27, 2005--EDO Corporation (NYSE:
EDO) recorded revenue of $175.9 million in the third quarter of 2005, up 35.4 percent from the $129.9 million recorded in the third quarter of 2004. Net earnings for the quarter were $9.8 million, up 43.2 percent from $6.9 million in the prior year's quarter. On a diluted per-share basis, GAAP earnings were $0.48, up 37.1 percent from $0.35 in the third quarter of 2004.
    For the nine-month period ended Sept. 24, 2005, revenue was $448.5 million, up 22.2 percent from the $367.0 million recorded in the first three quarters of 2004. Net earnings for the first nine months of 2005 were $18.8 million, up 26.4 percent from $14.9 million in the same period last year. On a diluted per-share basis, earnings were $0.97, up 19.8 percent from $0.81 in the first three quarters of 2004.
    "As expected, 2005 is proving to be a year of substantial growth, with third quarter revenue on target to meet or exceed our projection of $630 million to $640 million for the full year," said Chief Executive Officer James M. Smith.
    "I am very proud of the all-out effort that our employees have made to accelerate production of electronic force protection products, in support of ongoing military operations. We continue to reinvest in research and development to further improve our technology in this area. We believe that EDO has the most effective, battle-proven systems available today, and we intend to remain the leader."

    Acquisitions

    At the end of the third quarter, EDO acquired Fiber Innovations, Inc., a privately held company based in Walpole, Mass., at a purchase price of $12.4 million. Fiber Innovations has annual revenue of approximately $13 million. The acquisition had no impact on revenue or earnings during the third quarter.
    Fiber Innovations develops and manufactures composite structures for aerospace, defense, and commercial customers. As a leader in the specialty processes of braiding, resin transfer molding, and vacuum-assisted resin transfer molding, it has perfected one of the most practical and effective manufacturing methods available to the composite industry today. This adds important complementary design and manufacturing capabilities to EDO's integrated-composite-structures business. The company employs approximately 80 people and has been added to EDO's Engineered Materials segment.

    Revenue

    Organic revenue growth, which excludes acquisitions owned for less than one year, was approximately 30 percent for the quarter, and 19 percent for the year-to-date. For the full year, the company expects organic revenue growth to exceed 14 percent, substantially above our long-term target rate of 8 to 10 percent.
    The largest contributor to revenue growth during the quarter was the accelerated delivery of electronic force protection systems. Antenna products and battlefield communications systems also contributed to revenue growth. In addition, revenue related to the acquisition of EVI Technologies in May added approximately $7.6 million during the quarter.
    Partially offsetting the growth in this quarter were lower revenues in certain electronic systems, aircraft armament systems, and professional services. Much of this was due to the normal, often-uneven timing of revenue. This timing depends on various factors and milestones, causing substantial variations from quarter to quarter.
    Also during the quarter, it was determined that revisions were needed to the percentage-of-completion estimates on several programs. This resulted in a reduction to revenue and earnings on those programs, primarily sonar programs in the Engineered Materials segment.

    Earnings

    Operating earnings in the third quarter increased 23.1 percent over the same period last year, to $17.3 million. This increase corresponded to the issues discussed above in "Revenue." In addition, operating earnings were reduced by approximately $1.0 million due to higher pension and ESOP expense and intangible-asset amortization.
    Other items impacting earnings during the quarter included an income-tax benefit of $0.8 million, as well as an additional $0.3 million environmental remediation cost incurred at the recently vacated facility in Deer Park, N.Y. The year-over-year earnings comparison was also impacted by a net $0.8 million benefit in the third quarter of 2004, related to a legal settlement.
    Earnings before interest, taxes, depreciation, and amortization, referred to as adjusted EBITDA, were $23.6 million, or 13.4 percent of revenue in the third quarter of 2005. For the year-to-date, EBITDA, as adjusted, was $55.0 million, or 12.3 percent of revenue. The company expects adjusted EBITDA margins to reach or exceed the target range of 13 to 14 percent for the full year. EBITDA is a generally accepted metric employed by our industry. Our adjustments include primarily non-cash ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash flow from operations for the third quarter was a record $28.2 million. This resulted in a $10.5 million increase in the net cash balance during the three-month period. This increase was accomplished even with the $12.4 million payment for the acquisition of Fiber Innovations and a $6.0 million pension fund contribution. At the end of the third quarter, including these payments, the cash balance was $48.4 million, up from $37.9 million at the end of the second quarter. For the full year, EDO expects to generate cash flow from operations in a range consistent with historical performance.

    New Contracts

    During the third quarter, the company was successful in winning a number of new contracts. These include two pneumatic-ejection systems on the U.S. Navy's new P-8A Multi-mission Maritime Aircraft, as well ESM (electronic support measures) systems for two international customers. The company also won a competition to provide its advanced-technology ALOFTS undersea-warfare sensor to an international customer.
    "EDO continues to actively pursue new business opportunities," added Mr. Smith. "We are leaders in many important niche markets. Our team is working to extend such expertise into related products, as we have successfully done in electronic force protection technology. We believe these efforts will continue to open new areas of future growth."

    Backlog

    The total funded backlog of unfilled orders as of September 24 stood at $533.9 million, down slightly from the end of the second quarter, but up from $501.3 million at the end of the third quarter of 2004, and $474.6 million on Dec. 31, 2004.
    Due to the urgent need to accelerate production of electronic force protection equipment, including the company's authorization to manufacture these products before contracts are definitized, many of these orders have not been included in the funded backlog.
    Backlog also does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $590 million in what we view as high-confidence future revenue, for a total of more than $1.1 billion.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on October 27 to review these results in more detail. A live web cast of the conference call will be available at www.edocorp.com or www.Vcall.com. For those who cannot listen to the live broadcast, a replay of the call will be available on these websites. There will also be a telephone replay available until November 3. To listen to the telephone replay, dial 1-877-660-6853 (outside the U.S. dial
1-201-612-7415), account #286, and conference ID #171981.

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for the defense industry and commercial markets, and provides related engineering and professional services.
    Major product groups include: Aircraft Armament Systems, Defense Electronics, Communications, Undersea Warfare, and Integrated Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 2,800 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, and EBITDA margin expectations, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, the negotiation of undefinitized contracts, and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



                   EDO Corporation and Subsidiaries
             Condensed Consolidated Statements of Earnings
               (In thousands, except per share amounts)

                            Three months ended     Nine months ended
                            Sept 24,   Sept 25,   Sept 24,   Sept 25,
                              2005       2004       2005       2004
                           ----------- --------- ----------- ---------
                                (unaudited)          (unaudited)

Net sales                    $175,884  $129,875    $448,504  $367,042

Costs and expenses:
  Cost of sales               133,098    94,168     336,512   270,090
  Selling, general and
   administrative              21,626    18,326      61,928    57,237
  Research and development      3,578     3,333      11,990     7,649
  Environmental cost
   provision                      288         -       1,538         -
                              --------  --------    --------  --------
                              158,590   115,827     411,968   334,976

                           ----------- --------- ---------- --------
Operating earnings             17,294    14,048      36,536    32,066

  Interest income                 407       337       1,202       781
  Interest expense             (2,408)   (2,304)     (6,873)   (6,771)
  Other, net                      (18)     (126)        (78)     (151)
                              --------  --------    --------  --------
Non-operating expense, net     (2,019)   (2,093)     (5,749)   (6,141)

                           ----------- --------- ---------- --------
Net earnings before income
 taxes                         15,275    11,955      30,787    25,925

Income tax expense             (5,434)   (5,081)    (11,949)  (11,018)

                           ----------- --------- ---------- --------
Net earnings                 $  9,841  $  6,874    $ 18,838  $ 14,907
                              ========  ========    ========  ========

Net earnings per common
 share:
  Basic:                     $   0.54  $   0.39    $   1.04  $   0.84
  Diluted:                   $   0.48  $   0.35    $   0.97  $   0.81
                              ========  ========    ========  ========

Weighted average shares
 outstanding
  Basic                        18,136    17,737      18,044    17,652
  Diluted (a)                  22,794    22,406      22,725    22,328
                              ========  ========    ========  ========


Backlog of unfilled orders                         $533,872  $501,320


(a) Assumes exercise of dilutive stock options, and conversion of the 5.25% Convertible Subordinated Notes into 4.4 million common shares.


                   EDO Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets
               (In thousands, except per share amounts)

                                                 Sept 24,     Dec 31,
                                                   2005        2004
                                               ------------ ----------
                                              (unaudited)
Assets

Current Assets:
Cash and cash equivalents                     $   48,388   $   98,884
Accounts receivable, net                         180,753      153,810
Inventories                                       64,558       52,867
Deferred income tax asset, net                     4,990        5,046
Notes receivable                                   7,175        7,202
Prepayments & other                                4,472        3,493
                                               ------------ ----------
            Total Current Assets                 310,336      321,302

Property, plant and equipment, net                47,002       34,830
Goodwill                                         132,388       91,651
Other intangible assets                           51,737       50,356
Deferred income tax asset, net                    30,092       30,241
Other assets                                      20,332       18,309
                                               ------------ ----------
Total Assets                                  $  591,887   $  546,689
                                               ============ ==========

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities      $   83,513   $   80,898
Contract advances and deposits                    31,233       13,696
                                               ------------ ----------
          Total Current Liabilities              114,746       94,594

Income taxes payable                               5,768        5,768
Long-term debt                                   137,800      137,800
Post-retirement benefits obligations              96,123       94,936
Environmental obligation                           1,648        1,663
Shareholders' equity                             235,802      211,928
                                               ------------ ----------
Total Liabilities & Shareholders' Equity      $  591,887   $  546,689
                                               ============ ==========


                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                            (In thousands)

                                Three months ended  Nine months ended
                                 Sept 24, Sept 25,  Sept 24, Sept 25,
                                   2005     2004       2005    2004
                                  -------- --------  -------- --------
                                     (unaudited)        (unaudited)
Net sales:
 Defense                         $ 96,823 $ 98,781  $286,986 $286,248
 Communications and Space
  Products                         68,690   20,485   129,805   46,547
 Engineered Materials              10,371   10,609    31,713   34,247
                                  -------- --------  -------- --------
                                 $175,884 $129,875  $448,504 $367,042
                                  ======== ========  ======== ========

Operating earnings (loss):
 Defense                         $  7,507 $  9,503  $ 22,848 $ 27,503
 Communications and Space
  Products                         10,706    2,633    15,539    1,639
 Engineered Materials                (631)   1,912      (313)   2,924
 Environmental cost provision        (288)       -    (1,538)       -
                                  -------- --------  -------- --------
                                   17,294   14,048    36,536   32,066


Net interest expense               (2,001)  (1,967)   (5,671)  (5,990)
Other, net                            (18)    (126)      (78)    (151)
                                  -------- --------  -------- --------

Net earnings before income taxes $ 15,275 $ 11,955  $ 30,787 $ 25,925
                                  ======== ========  ======== ========


                   EDO Corporation and Subsidiaries
                         Calculation of EBITDA
               (In thousands, except per share amounts)

                             Three months ended    Nine months ended
                             Sept 24,   Sept 25,  Sept 24,   Sept 25,
                               2005      2004       2005      2004
                             ---------  --------  --------- ----------
                                 (unaudited)          (unaudited)

Net earnings before income
 taxes                        $15,275   $11,955   $ 30,787   $ 25,925

Interest expense                2,408     2,304      6,873      6,771
Interest income                  (407)     (337)    (1,202)      (781)
                               -------   -------   --------   --------
Net interest expense            2,001     1,967      5,671      5,990

Depreciation                    2,331     2,618      7,238      8,073
Amortization                    1,698     1,369      4,319      4,254
                               -------   -------   --------   --------
Total depreciation &
 amortization                   4,029     3,987     11,557     12,327

                             ---------  --------  -------- ----------
EBITDA                         21,305    17,909     48,015     44,242

ESOP compensation expense       1,221     1,058      3,771      3,086
Pension expense                 1,070       550      3,209      1,650
                               -------   -------   --------   --------
EBITDA, as adjusted           $23,596   $19,517   $ 54,995   $ 48,978

Diluted shares outstanding *   18,385    17,998     18,316     17,919

EBITDA, as adjusted, per
 share *                      $  1.28   $  1.08   $   3.00   $   2.73
                               =======   =======   ========   ========

* Excludes potential impact of subordinated note conversion.


                         Summary of Cash Flows
                            (In thousands)

                              Three months ended   Nine months ended
                              Sept 24,  Sept 25,   Sept 24,  Sept 25,
                               2005       2004      2005       2004
                             ---------- --------- ---------- ---------
                                 (unaudited)          (unaudited)

Cash provided by operations   $ 28,211  $ 22,068   $ 20,759  $ 20,347

Cash (used) by investing
 activities                   $(17,402) $ (2,731)  $(63,359) $ (6,479)

Cash (used) by financing
 activities                   $   (349) $   (253)  $ (7,896) $   (675)
                               --------  --------   --------  --------
                              $ 10,460  $ 19,084   $(50,496) $ 13,193
                               ========  ========   ========  ========


                   EDO Corporation and Subsidiaries
                        GUIDANCE DATA ESTIMATES

                                          Fiscal 2005
                                          -----------

Revenue range                             $630 million - $640 million

Pension expense                           $4.3 million

Effective operating tax rate range        41% - 42%

EBITDA, as adjusted, margin range         13.0% - 14.0%

ESOP shares issued per quarter            42,376

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive    18.4 million
  - If Note conversion is dilutive        22.8 million


* "If-converted method" (FAS 128) to determine diluted EPS: (Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.)

- Quarterly Dilution Test

    Since the after-tax interest on Notes reduces Net Earnings by $1,067,089 per quarter, the decision point for the dilution test is $1,067,089 / 4,408,189, or $0.2421 per share. When basic EPS for a quarter are more than $0.2421, the impact of the Notes is dilutive.
    The Notes were dilutive to EPS this quarter and for the year to date.

- Annual Dilution Test

    Since the after-tax interest on Notes reduces Net Earnings by $4,268,355 per year, the decision point for the dilution test is $4,268,355 / 4,408,189, or $0.9683 per share. When basic EPS for the year are more than $0.9683, the impact of the Notes is dilutive.
    Based on current projections, the Notes are expected to be dilutive for the 2005 full-year. If so, the EPS calculation will be based on about 22.8 million shares.

This table contains estimates based on management's current expectations.
This information is forward-looking, and actual results may differ materially.



    CONTACT: EDO Corporation
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com